Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces
Net Income of $2.7 Million for Fourth Quarter 2011, an Increase of 54% from Fourth Quarter 2010 and EPS of $0.16 per Diluted Common Share Compared with $0.09 in 2010

HOUSTON, TEXAS – (January 20, 2012), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the fourth quarter of 2011.

Financial Highlights

•	Net income was $2.7 million for the fourth quarter of 2011 improved 54.0%, compared with $1.7 million for the fourth quarter of 2010 and $2.3 million for the third quarter of 2011.
•	Net income for the year ended December 31, 2011 was $9.4 million, an improvement from the net loss of $927,000 for the year ended December 31, 2010.
•
Total nonperforming assets at December 31, 2011 declined $28.9 million or 31.2% to $63.9 million compared with $92.8 million at December 31, 2010, and declined $8.3 million or 11.5% compared with $72.2 million at September 30, 2011.

•	Nonperforming assets to total assets declined to 4.27% at December 31, 2011 compared with 5.95% at December 31, 2010.
•	Provision for loan losses was $3.7 million for the year ended December 31, 2011, a decrease of $13.9 million or 78.8% compared with the year ended December 31, 2010.
•	Allowance for loan losses was 2.71% of total loans at December 31, 2011 compared with 2.95% at December 31, 2010.
•	Net interest margin was 3.87% for the fourth quarter of 2011 compared with 3.84% for the fourth quarter of 2010.
•	Total risk-based capital ratio increased to 17.29% at December 31, 2011 compared with 15.13% at December 31, 2010.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “The Company’s 2011 performance was marked by consistent quarterly improvements in net income and credit quality.  Net income for the twelve months of 2011 was $9.4 million, a significant improvement over the net loss of $927,000 for the same period of 2010.  Net income improved steadily from $1.7 million for the fourth quarter of 2010, $2.1 million for the first quarter of 2011, and $2.4 million and $2.3 million for the second and third quarters of 2011 and completing the year with $2.7 million for the fourth quarter of 2011.  Likewise, nonperforming assets were reduced from $92.8 million at December 31, 2010 to $63.9 million at December 31, 2011.  Although the net reduction of $8.3 million in nonperforming assets between the third and fourth quarters of 2011 was meaningful, the overall reduction was partially offset by a $7.1 million addition to nonperforming assets as a result of a downgrade by the lead bank on a commercial real estate loan participation.

Other key financial metrics in terms of net interest margin and noninterest expense remained stable and management was encouraged with the Company’s overall performance for the year.  We begin the year 2012 with solid earnings, improved asset quality and an improved total risk-based capital ratio at 17.29%, which we believe will afford the Company the opportunity to develop a TARP repayment strategy.”

Interest income and expense
Net interest income for the three months ended December 31, 2011 was $13.6 million, a decrease of $488,000 or 3.5% compared with $14.1 million for the same period in 2010. Net interest income for the year ended December 31, 2011 was $54.0 million, a decrease of $3.0 million or 5.2% compared with $57.0 million for the same period in 2010.  The decrease for the three months and year ended December 31, 2011 was due primarily to a decline in average total loans and yields, partially offset by lower volume and cost of deposits.  On a linked-quarter basis, net interest income remained relatively stable compared with $13.5 million for the three months ended September 30, 2011.

The net interest margin for the three months ended December 31, 2011 was 3.87%, an increase of three basis points compared with 3.84% for the same period in 2010. The yield on average earning assets decreased 30 basis points, and the cost of average earning assets decreased 33 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended December 31, 2011 increased four basis points compared with 3.83% for the three months ended September 30, 2011. The yield on average earning assets decreased four basis points, and the cost of average earning assets decreased eight basis points compared with the yields at September 30, 2011.

The net interest margin for the years ended December 31, 2011 and 2010 was 3.83%. The yield on average earning assets decreased 42 basis points, and the cost of average earning assets decreased 42 basis points for the same periods.

Interest income for the three months ended December 31, 2011 was $16.5 million, down $1.8 million or 9.9% compared with $18.3 million for the same period in 2010, primarily due to lower loan volume and loan yield, partially offset by an increase in the volume of taxable securities and federal funds sold.  Average earning assets decreased $62.0 million or 4.3% to $1.39 billion for the fourth quarter of 2011, compared with $1.45 billion for the same period in 2010.  Average total loans decreased $101.6 million or 8.8% to $1.06 billion for the fourth quarter of 2011 compared with $1.16 billion for the fourth quarter of 2010. The yield on average earning assets for the fourth quarter of 2011 was 4.70% compared with 5.00% for the fourth quarter of 2010.

Interest income for the year ended December 31, 2011 was $67.4 million, down $10.1 million or 12.9% compared with $77.5 million for the same period in 2010, primarily due to lower loan volume and loan yield, partially offset by an increase in the volume of taxable securities and federal funds sold.   Average earning assets decreased $77.4 million or 5.2% to $1.41 billion for the year ended December 31, 2011 compared with $1.49 billion the same period in 2010.  Average total loans decreased $139.3 million or 11.4% to $1.08 billion for the year ended December 31, 2011 compared with $1.22 billion for the same period in 2010. The yield on average earning assets for the year ended December 31, 2011 was 4.78% compared with 5.20% for the same period of 2010.

Interest expense for the three months ended December 31, 2011 was $2.9 million, down $1.4 million or 31.4% compared with $4.3 million for the same period in 2010, primarily due to lower deposit volume and deposit cost and lower interest cost on the junior subordinated debentures. Average interest-bearing deposits were $995.0 million for the fourth quarter of 2011, a decrease of $80.4 million or 7.5% compared with $1.08 billion for the same period of 2010. The cost of interest-bearing deposits for the fourth quarter of 2011 was 0.93% compared with 1.28% for the fourth quarter of 2010.  Interest cost of junior subordinated debentures declined from 5.42% for the fourth quarter of 2010 to 3.59% for the fourth quarter of 2011 as a result of the unhedged portion of the debt converting from fixed rate to variable rate. Average other borrowings, excluding junior subordinated debentures, were $29.2 million for the fourth quarter of 2011, a decrease of $27.4 million or 48.5% compared with $56.6 million for the fourth quarter of 2010.  The cost of other borrowings for the fourth quarter of 2011 was 3.39% compared with 2.00% for the fourth quarter of 2010.

Interest expense for the year ended December 31, 2011 was $13.4 million, down $7.0 million or 34.4% compared with $20.4 million for the same period in 2010, primarily due to lower deposit volume and lower cost of funds. Average interest-bearing deposits were $1.02 billion for the year ended December 31, 2011, a decrease of $117.3 million or 10.3% compared with $1.14 billion for the same period of 2010. The cost of interest-bearing deposits for the year ended December 31, 2011 was 1.08% compared with 1.52% for the same period of 2010. Interest cost of junior subordinated debentures declined from 5.67% for the year ended December 31, 2010 to 3.62% for the year ended December 31, 2011 as a result of the unhedged portion of the debt converting from fixed rate to variable rate. Average other borrowings, excluding junior subordinated debentures, were $41.0 million for the year ended December 31, 2011, a decrease of $6.0 million or 12.8% compared with $47.0 million for the same period of 2010.  The cost of other borrowings for the year ended December 31, 2011 was 2.56% compared with 2.31% for the same period of 2010.

Noninterest income and expense
Noninterest income for the three months ended December 31, 2011 was $2.2 million a decrease of $247,000 or 10.2% compared with $2.4 million for the same period in 2010. The decline for the three months ended December 31, 2011 was primarily due to a decrease in gains on securities transactions, partially offset by an increase in other noninterest income and a decline in securities impairments.

Noninterest income for the year ended December 31, 2011 was $7.2 million, a decrease of $349,000 or 4.6% compared with the same period in 2010. The decline for the year ended December 31, 2011 was primarily due to a decrease in gains on securities transactions and service fees, partially offset by a decline in securities impairments and an increase in other noninterest income.

Noninterest expense for the three months ended December 31, 2011 was $10.5 million, a decrease of $705,000 or 6.3% compared with $11.2 million for the same period in 2010.  The decrease was mainly the result of decreases in FDIC assessments, expenses related to ORE, and salaries and employee benefits.

Noninterest expense for the year ended December 31, 2011 was $43.7 million, a decrease of $4.6 million or 9.4% compared with $48.3 million for the same period in 2010.  The decrease was primarily the result of lower expenses related to ORE, a $2.0 million goodwill impairment charge that was recorded in the first quarter of 2010, and lower FDIC assessments, partially offset by an increase in other noninterest expense.  Other noninterest expense increased primarily as a result of a higher provision for unfunded commitments and increased loan administration expenses and online banking fees.

Salaries and employee benefits expense for the three months ended December 31, 2011 was $5.0 million, a decrease of $139,000 or 2.7% compared with $5.2 million for the same period in 2010. The decrease was primarily due to lower employee healthcare expenses.  Salaries and employee benefits expense for the year ended December 31, 2011 was $20.7 million, an increase of $133,000 or 0.6% compared with $20.6 million for the same period in 2010.  The increase was primarily due to higher salaries and higher bonus accrual, partially offset by a decrease in employee healthcare expenses.

Provision for loan losses
The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$29,969	$30,393	$31,883	$33,757	$34,644
Provision for loan losses for quarter	1,275	875	1,245	330	2,550
Net charge-offs for quarter	(2,923)	(1,299)	(2,735)	(2,204)	(3,437)
Balance at end of quarter	$28,321	$29,969	$30,393	$31,883	$33,757

Total loans	$1,044,616	$1,059,165	$1,065,167	$1,096,207	$1,144,310

Allowance for loan losses to total loans	2.71%	2.83%	2.85%	2.91%	2.95%
Net charge-offs to total loans	0.28%	0.12%	0.26%	0.20%	0.30%

The provision for loan losses for the three months ended December 31, 2011 was $1.3 million, a decrease of $1.3 million compared with $2.6 million for the same period in 2010.  The provision for loan losses for the year ended December 31, 2011 was $3.7 million, a decrease of $13.9 million or 78.8% compared with $17.6 million for the same period in 2010.  The decrease for the three months and year ended December 31, 2011 was primarily due to a decrease in nonperforming assets, as well as a reduction in total loans. On a linked-quarter basis, the provision for loan losses in the fourth quarter of 2011 increased $400,000 to $1.3 million compared with $875,000 for the third quarter of 2011, primarily as a result of higher charge-offs.

Net charge-offs for the three months ended December 31, 2011 were $2.9 million or 0.28% of total loans compared with net charge-offs of $3.4 million or 0.30% of total loans for the three months ended December 31, 2010. The net charge-offs primarily consisted of $2.9 million in loans from Texas and $50,000 in loans from California.  Net charge-offs for the year ended December 31, 2011 were $9.2 million or 0.88% of total loans compared with net charge-offs of $13.2 million or 1.16% of total loans for the year ended December 31, 2010.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	December 31, 2011	September 30, 2011	December 31, 2010
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$31,099	$29,664	$50,985
Accruing loans 90 days or more past due	-	28	334
Troubled debt restructurings - accruing	-	-	1,314
Troubled debt restructurings - nonaccruing	13,763	18,660	20,198
Other real estate (“ORE”)	19,018	23,844	19,956
Total nonperforming assets	63,880	72,196	$92,787

Total nonperforming assets to total assets	4.27%	4.82%	5.95%

Total nonperforming assets at December 31, 2011 were $63.9 million ($46.2 million from Texas and $17.7 million from California) compared with $92.8 million at December 31, 2010 ($74.5 million from Texas and $18.3 million from California), a decrease of $28.9 million or 31.2%. The ratio of total nonperforming assets to total assets decreased to 4.27% at December 31, 2011 from 5.95% at December 31, 2010.

On a linked-quarter basis, total nonperforming assets decreased by $8.3 million, which consisted of a $4.2 million decrease in Texas and a $4.1 million decrease in California. The decrease in nonperforming assets in Texas consisted primarily of declines of $4.5 million in ORE, partially offset by an increase of $1.2 million in nonaccrual loans. In Texas, nonaccrual loans increased primarily due to the addition of five loans totaling $8.9 million, partially offset by $5.2 million in note sales, $2.3 million in charge-offs, and payoffs and pay downs. The decrease in nonperforming assets in California primarily consisted of a decrease of $4.1 million in nonaccrual troubled debt restructurings (“TDRs”) resulting from the reclassification of a loan to performing status and a $316,000 reduction in ORE.

On a linked-quarter basis, ORE decreased by approximately $4.8 million compared with September 30, 2011, which included decreases of $4.5 million in Texas and $316,000 in California.  The decrease in Texas was primarily the result of the sale of six properties.  The $316,000 decrease in California resulted from write downs.

Approximately $42.0 million or 93.6% of nonaccrual loans and nonaccruing TDRs at December 31, 2011, are collateralized by real estate.  Management is closely monitoring the loan portfolio and actively working on problem loan resolutions but uncertain economic conditions could further impact the loan portfolio.

Management conference call.  On Monday, January 23, 2012, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2011 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2011, the Company had consolidated assets of $1.5 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the Company’s ability to raise additional capital; (15) the inability to fully realize the Company’s net deferred tax asset; and (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2010 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, Executive Vice President& CFO, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	December 31,	December 31,
	2011	2010
Consolidated Balance Sheets
Assets
Cash and due from banks	$28,798	$21,406
Federal funds sold and other short-term investments	164,811	130,319
Total cash and cash equivalents	193,609	151,725
Securities available-for-sale, at fair value	172,389	175,706
Securities held-to-maturity, at cost (fair value $4,536 and $4,167 at December 31, 2011 and 2010, respectively)	4,046	4,045
Other investments	6,484	6,925
Loans, net of allowance for loan losses of $28,321 and $33,757 at December 31, 2011 and 2010, respectively	1,015,095	1,110,553
Loans, held-for-sale	1,200	-
Accrued interest receivable	4,327	4,682
Premises and equipment, net	4,697	5,377
Goodwill	17,327	17,327
Core deposit intangibles	115	202
Deferred tax asset	14,995	17,781
Customers' liability on acceptances	5,152	4,708
Foreclosed assets, net	19,018	19,956
Cash value of bank owned life insurance	31,427	29,988
Prepaid FDIC assessment	5,204	7,610
Other assets	2,435	2,000
Total assets	$1,497,520	$1,558,585

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$259,397	$223,105
Interest-bearing	992,178	1,071,079
Total deposits	1,251,575	1,294,184
Junior subordinated debentures	36,083	36,083
Other borrowings	26,315	56,804
Accrued interest payable	310	447
Acceptances outstanding	5,152	4,708
Other liabilities	9,909	7,592
Total liabilities	1,329,344	1,399,818
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at December 31, 2011 and 2010	45,003	45,427
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,340,815 and 13,230,315 shares issued and outstanding at December 31, 2011 and 2010, respectively	13,341	13,230
Additional paid-in-capital	33,816	33,178
Retained earnings	76,181	69,168
Accumulated other comprehensive income (loss)	(165)	(2,236)
Total shareholders' equity	168,176	158,767
Total liabilities and shareholders' equity	$1,497,520	$1,558,585
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$31,099	$50,985
Accruing loans 90 days or more past due	-	334
Troubled debt restructurings - accrual	-	1,314
Troubled debt restructurings - nonaccrual	13,763	20,198
Other real estate ("ORE")	19,018	19,956
Total nonperforming assets	63,880	92,787

Total nonperforming assets to total assets	4.27%	5.95%
Total nonperforming assets to total loans and ORE	6.01%	7.97%
Allowance for loan losses to total loans	2.71%	2.95%
Allowance for loan losses to total nonperforming loans	63.13%	46.35%
Net year-to-date charge-offs to total loans	0.88%	1.16%
Net year-to-date charge-offs	$9,161	$13,224
Total loans to total deposits	83.46%	88.42%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Average Balance Sheet Data
Total assets	$1,496,923	$1,559,312	$1,512,610	$1,598,027
Securities	169,985	149,175	171,964	124,118
Total loans	1,057,855	1,159,453	1,079,549	1,218,826
Allowance for loan losses	(29,156)	(34,998)	(31,668)	(34,824)
Net loans	1,028,699	1,124,455	1,047,881	1,184,002
Total interest-earning assets	1,390,921	1,452,889	1,412,443	1,489,853
Total deposits	1,244,681	1,288,519	1,254,595	1,340,224
Other borrowings and junior subordinated debt	65,250	92,731	77,098	83,100
Total shareholders' equity	167,144	161,008	163,850	158,429

Income Statement Data
Interest income:
Loans	$15,102	$17,029	$61,798	$72,746
Securities:
Taxable	1,039	1,042	4,452	3,632
Tax-exempt	94	101	390	457
Federal funds sold and other short-term investments	258	143	809	616
Total interest income	16,493	18,315	67,449	77,451
Interest expense:
Time deposits	1,688	2,477	7,745	11,887
Demand and savings deposits	653	1,004	3,300	5,401
Other borrowings	580	774	2,359	3,131
Total interest expense	2,921	4,255	13,404	20,419
Net interest income	13,572	14,060	54,045	57,032
Provision for loan losses	1,275	2,550	3,725	17,578
Net interest income after provision for loan losses	12,297	11,510	50,320	39,454
Noninterest income:
Service fees	1,122	1,134	4,336	4,518
Other loan-related fees	86	134	354	439
Letters of credit commissions and fees	200	184	692	754
Gain on securities, net	70	603	199	679

Total other-than-temporary impairment ("OTTI") on securities	(27)	(130)	(242)	(625)
Less: Noncredit portion of "OTTI"	(16)	(4)	(36)	139
Net impairments on securities	(11)	(126)	(206)	(486)
Other noninterest income	701	486	1,839	1,659
Total noninterest income	2,168	2,415	7,214	7,563
Noninterest expense:
Salaries and employee benefits	5,015	5,154	20,717	20,584
Occupancy and equipment	1,763	1,797	7,308	7,577
Foreclosed assets, net	1,073	1,237	3,814	6,604
FDIC assessment	473	824	2,489	3,295
Goodwill impairment	-	-	-	2,000
Other noninterest expense	2,195	2,212	9,412	8,236
Total noninterest expense	10,519	11,224	43,740	48,296
Income (loss) before provision for income taxes	3,946	2,701	13,794	(1,279)
Provision (benefit) for income taxes	1,281	971	4,371	(352)
Net income (loss)	$2,665	$1,730	$9,423	$(927)

Dividends and discount - preferred stock	$(599)	$(605)	$(2,410)	$(2,410)
Net income (loss) applicable to common stock	$2,066	$1,125	$7,013	$(3,337)

Per Common Share Data
Earnings (loss) per common share - basic	$0.16	$0.09	$0.53	$(0.28)
Earnings (loss) per common share - diluted	0.16	0.09	0.53	(0.28)
Weighted average shares outstanding:
Basic	13,145	13,128	13,142	12,069
Diluted	13,263	13,171	13,227	12,069
Dividends per common share	$-	$-	$-	$-

Performance Ratio Data
Return on average assets	0.71%	0.44%	0.62%	(0.06	) %
Return on average shareholders' equity	6.33%	4.26%	5.75%	(0.59	) %
Net interest margin	3.87%	3.84%	3.83%	3.83%
Efficiency ratio (1)	65.62%	66.55%	67.94%	66.98%
Equity to assets (average)	11.17%	10.33%	10.83%	9.91%

(1) The efficiency ratio is calculated by dividing total noninterest expense, excluding loan loss provisions, goodwill impairment, provisions for unfunded commitments, writedowns on foreclosed assets and gains and losses on sales of foreclosed assets, by net interest income plus noninterest income, excluding impairment on securities.